Exhibit 6.5

EMERGING FUELS TECHNOLOGY, INC.

2023 EQUITY AWARD PLAN

SECTION 1. PURPOSE AND EFFECTIVE DATE

(a) Purpose. The Emerging Fuels Technology, Inc. 2023 Equity Award Plan (the “Plan”) is intended to promote the interests of the Company and its shareholders by (i) linking a significant portion of Participant compensation to the increase in the value of the Company’s Stock, (ii) attracting and retaining non-employee Directors, executive officers and other key Employees, (iii) rewarding innovation and outstanding performance as important contributing factors to the Company’s growth and (iv) encouraging, executive officers, other key Employees, Directors and Consultants to obtain and maintain an equity interest in the Company.

(b) Effective Date. The Plan will become effective, and Awards may be granted under the Plan, on and after the Effective Date; provided that any Award granted prior to the date the Plan is approved by the Company’s shareholders shall be contingent on such approval.

SECTION 2. DEFINITIONS

Capitalized terms used but not otherwise defined in the Plan shall have the following meanings:

“10% Shareholder” means a Participant who, as of the date that an Incentive Stock Option is granted to such individual, owns more than ten percent (10%) of the total combined voting power of all classes of capital stock then issued by the Company or a Subsidiary.

“Act” shall mean the Securities Exchange Act of 1934, as amended.

“Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 under the Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

“Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Deferred Stock Rights, Dividend Equivalent Units, or any other type of award permitted under the Plan.

“Award Agreement” means an agreement between the Employer and a Plan Participant setting out the terms of an Award.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties, (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer, (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony, (iv) the breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”, or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

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“Change in Control” means the first occurrence of any of the following:

(i) One Person (or more than one Person acting as a group) acquires ownership of stock of the Company that, together with the stock previously held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) already owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii) One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 30% or more of the total voting power of the stock of the Company;

(iii) A majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by more than 50% of the Board before the date that each new director is appointed or elected; or

(iv) One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board (or such other committee of the Board that either (i) has the same or similar authority as the Compensation Committee or (ii) has been appointed by the Board to administer the Plan). If the Board has not appointed a Committee, the Board shall serve as the Committee whenever Committee action is called for by the Plan.

“Company” has the meaning set forth in Section 1(a) hereof.

“Consultant” means an individual or entity rendering services to the Company or an Affiliate other than as an Employee or Director.

“Deferred Stock Right” means the right to receive Stock or Restricted Stock at some future time.

“Designated Beneficiary” means one or more individuals or entities designated by a Participant to receive the benefits of an Award in the event of the Participant’s death.

“Director” means a member of the Board.

“Disability” means, except as otherwise determined by the Committee and set forth in an Award Agreement: (i) with respect to an Incentive Stock Option, the meaning given in Code Section 22(e)(3), and (ii) with respect to all other Awards, a physical or mental incapacity which entitles an individual to collect a benefit under a long term disability plan maintained by the Company, or such similar mental or physical condition which the Committee may determine to be a disability, regardless of whether either the individual or the condition is covered by any such long term disability plan. The Committee shall make the determination of Disability and may request such evidence of Disability as it reasonably determines. With respect to any Award subject to Section 409A of the Code, the definition of “Disability” in the Section 409A Treasury Regulations shall apply.

“Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share.

“Effective Date” means November 27, 2023, the date on which the Plan was approved by the Board.

“Employee” means any officer or other individual employed by the Company or by any Affiliate thereof in a common-law employee-employer relationship.

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“Employer” means the Company or any Affiliate thereof.

“Fair Market Value” means the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sales price reported), per Share on a particular date of the Stock. If the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee, in its discretion, will be used.

“Family Members” has the meaning set forth Section 13(a) hereof.

“Incentive Stock Option” means an Option that meets the requirements of Section 422 of the Code.

“Net Exercise” means the payment of an Option exercise price using Shares owned by the Participant. The Committee may also allow a Participant to satisfy his or her withholding tax obligations by means of a Net Exercise.

“Non-Employee Director” means a Director who is not an employee of the Company or any Subsidiary.

“Non-qualified Stock Option” means an Option that does not meet the requirements of Section 422 of the Code.

“Option” means the right to purchase Shares at a stated price for a specified period of time.

“Participant” means an Employee, Director or Consultant selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award of Performance Shares, or Performance Units or any other Award conditioned on the achievement of Performance Goals.

“Performance Goals” means goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned.

“Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.

“Performance Unit” means the right to receive a payment of a designated dollar amount or an amount equal to the Fair Market Value of one or more Shares, to the extent that certain Performance Goals are achieved.

“Permitted Transferee” has the meaning set forth in Section 13(a).

“Person” has the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof.

“Plan” has the meaning set forth in Section 1(a) hereof.

“Public Offering” means (i) the closing of the sale of shares of the Company’s Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) the closing of a merger, reverse merger or consolidation between the Company and another entity in which the surviving entity’s common stock is registered under the Securities Act of 1933, as amended.

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“Qualifying Termination of Employment” means a termination of employment that results from the Participant’s death or Disability.

“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and/or Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means a Share that is subject to a risk of forfeiture, restrictions on transfer, or both pursuant to the Plan.

“Restricted Stock Unit” means the right to receive a payment equal to the Fair Market Value of one (1) Share.

“Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Act.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Share” means a share of Stock.

“Stock” means the Company’s Common Stock or Non-Voting Common Stock, both par value of $0.000001 per share as described in the Company’s Second Amended and Restated Certificate of Incorporation, as amended. Only Shares of the Company’s Common Stock or Non-Voting Common Stock are available for Awards under the Plan. Shares of the Company’s Preferred Stock are not available for Awards under this Plan.

“Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the increase in the Fair Market Value of one (1) Share during a specified period of time.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

SECTION 3. ELIGIBILITY AND POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees, Directors and Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of Shares subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to administer the Plan, including but not limited to the authority to: (i) interpret the provisions of the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry the Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Participant, Permitted Transferee or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

Any action by the Committee to accelerate or otherwise amend an Award for reasons other than retirement, death, Disability, termination of the Participant’s employment by the Company without Cause, or in connection with a Change of Control or Public Offering, shall include application of a commercially reasonable discount to the compensation otherwise payable to reflect the value of the accelerated payment.

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(d) Delegation to Other Committees or Officers. The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are not executive officers or Directors of the Company, pursuant to such conditions and limitations as the Committee may establish. Only the Committee or the Board may select, and grant Awards to, executive officers or Directors or exercise any other discretionary authority under the Plan in respect of Awards granted to such executive officers or Directors. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be Employees) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, Consultant or agent, shall be paid by the Company.

(e) Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each Employee or member of any other committee to whom a delegation under Section 3(d) has been made, as to any acts or omissions with respect to the Plan or any Award to the maximum extent that the law and the Company’s By-Laws permit.

(f) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it determines necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using the Plan in a foreign country will not affect the terms of the Plan for any other country.

In addition, if an Award is held by a Participant who is employed or residing in a foreign country and the amount payable or Shares issuable under such Award would be taxable to the Participant under Section 457A of the Code in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Shares issuable under such Award shall be paid or issued to the Participant as soon as practicable and no later than the end of the Code Section 409A “short-term deferral” period. For Awards that are not considered nonqualified deferred compensation subject to Section 409A of the Code, payment shall be made or Shares issued no later than the end of the “short-term deferral” period described in Section 457A of the Code notwithstanding anything in the Plan or the Award Agreement to contrary.

SECTION 4. SHARES AVAILABLE FOR AWARDS

(a) Number. Subject to the limitations on the number of available Shares of Common Stock and Shares of Non-Voting Common Stock set forth in the Company’s Second Amended and Restated Certificate of Incorporation, as amended, the maximum number of Shares available for all Awards under the Plan is ten million. The maximum number of Shares that may be issued in respect of Incentive Stock Options is also ten million. The Committee would, therefore, be permitted to use the ten million Shares available for all Awards under the Plan only for Incentive Stock Options or for any combination of Incentive Stock Options and other Awards, including a combination that includes no Incentive Stock Options. Shares may be made available from Shares held in treasury or authorized but unissued Shares not reserved for any other purpose.

(b) Canceled, Terminated or Forfeited Awards; Net Exercise, Etc. Any Shares subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Shares shall again be available for Awards under the Plan other than Incentive Stock Option Awards. Upon the Net Exercise of any Options or the exercise of any SAR, the gross number of shares as to which such Option or SAR is being exercised, and not just the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan and Section 4(a). Shares previously available under the 2013 Equity Award Plan are not available for Awards under this Plan.

(c) Individual Awards. Except for the limitations described in Sections 4(a) and 4(b), there are no Plan limitations on the number of Shares that can be made subject to an individual Award. Subject to the terms of the Plan, the Committee is free to craft individual Awards as it sees fit in order to attain the objectives of the Plan. The Committee can, for example, provide for: (i) immediate vesting of Awards or (ii) for accelerated vesting upon the occurrence of a Change in Control, a Public Offering or another specified event. Subject to the availability of Shares set forth in the Company’s Second Amended and Restated Certificate of Incorporation, as amended, the Committee may also provide for Awards of voting or non-voting Shares or a combination of voting and non-voting Shares.

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(d) Adjustment in Capitalization. In the event of any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, issuance of warrants or rights to purchase Shares at a price substantially below Fair Market Value, or any other similar corporate event, the Committee may adjust the number of Shares available for Awards under the Plan in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan. Any such adjustment shall be subject to the limits on the number of available Shares of Common Stock and Shares of Non-Voting Common Stock set forth in the Company’s Second Amended and Restated Certificate of Incorporation, as amended at the time of the adjustment.

SECTION 5. PERFORMANCE SHARE AND PERFORMANCE UNIT AWARDS

(a) Grant. The Committee shall have the authority to grant Performance Share Awards and Performance Unit Awards. Each Performance Share Award and each Performance Unit Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award and each Performance Unit Award so granted shall be subject to the conditions set forth in this Section 5 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Award Provisions. The Committee shall have the discretion to determine: (i) the number of Performance Shares or Performance Units subject to a Performance Share Award or Performance Unit Award granted to any Participant; (ii) the Performance Period applicable to any such Award; (iii) the Performance Goals that must be achieved for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant. The Committee shall have the authority to grant Restricted Stock and Restricted Stock Units to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of Shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto, and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise provided in the Award Agreement or as determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on each vesting date, the Restricted Stock or Restricted Stock Unit shall vest in three (3) approximately equal installments on each of the first three (3) anniversaries of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of Performance Goals (with or without regard to the minimum service requirement), which Performance Goals shall be selected from those available to the Committee under Section 5 of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control or Public Offering, specified in the Award Agreement, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.

(c) Dividend Equivalents. The Committee shall determine whether and to what extent dividends payable on Shares will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock Units. A Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and/or any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock and shall, upon request, deliver stock certificates evidencing such Restricted Stock to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such Shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one Share as of such payment date, (ii) one Share or (iii) any combination of cash and Shares having an aggregate value equal to the Fair Market Value of one Share.

(e) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

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(f) Termination of Service.

(i) Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying Termination of Employment during the Restriction Period, a pro rata portion of any Shares related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Qualifying Termination of Employment, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 7. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant. The Committee shall have the authority to grant Options, (whether Incentive Stock Options or Non-qualified Stock Options) and Stock Appreciation Rights to Participants at such time or times as shall be determined by the Committee. The grant date of any Option or SAR under the Plan will be the date on which such Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR awarded under the Plan shall be evidenced by an Award Agreement that shall specify (i) the type of Option Award granted, (ii) the number of Shares subject to the Option, (iii) the date of grant, which may not be prior to the date of the Committee’s approval of the grant, (iv) the exercise price, (v) the duration of the Option or SAR; and (vi) such other terms and conditions not inconsistent with the Plan as the Committee shall determine including customary representations, warranties and covenants with respect to securities law matters. In no case, may an Incentive Stock Option be granted to a Participant who is not an Employee.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option or SAR is granted, which shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, is a 10% Shareholder, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three (3) approximately equal installments on each of the first three (3) anniversaries of the grant date. Options and SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control or Public Offering, specified in the Award Agreement or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option or SAR. In its discretion, the Committee may also establish Performance Goals with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee. No Option or SAR shall be exercisable on or after the tenth anniversary of its grant date (the fifth anniversary of the grant date for an Incentive Stock Option granted to a 10% Shareholder). The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any condition relating to the application of federal or state securities laws, as it may deem necessary or advisable.

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(d) Payment of Option Exercise Price and Withholding Taxes. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price and any applicable withholding taxes is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) through an arrangement with a broker approved by the Company whereby payment of the exercise price and withholding taxes is accomplished with the proceeds of the sale of Stock, or (ii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents is at least equal to such exercise price of the portion of the Option being exercised and the applicable withholding taxes. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. A Participant need not present stock certificates when making payment in Stock, so long as other satisfactory proof of ownership of the Shares tendered is provided (e.g., attestation of ownership of a sufficient number of Shares to pay the exercise price and applicable withholding taxes).

(e) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (x) the excess of the Fair Market Value of a Share on the date of exercise over the grant price by (y) the number of Shares with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(f) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

(g) Termination of Service.

(i) Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Qualifying Termination of Employment, then all Options and SARs held by the Participant on the effective date of such Qualifying Termination of Employment shall vest and become exercisable. Incentive Stock Options shall remain exercisable until the first to occur of the first anniversary of the effective date of such Qualifying Termination of Employment or, if earlier, the expiration date of the Incentive Stock Option.

(ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Qualifying Termination of Employment, or for Cause, any vested and exercisable Incentive Stock Options then held by the Participant shall remain exercisable for a period of three (3) months following the effective date of such termination of Service.

(iii) Termination for Cause. Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Qualifying Termination of Employment, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

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(v) Non-Qualified Stock Options and SARs. Subject to the other provisions of the Plan, including the vesting and exercisability provisions of Section 7(c), the Committee shall have full discretion to set the terms of each Non-qualified Stock Option Award and each SAR, including the expiration date of the Stock Option or SAR. Such terms may include a provision for the exercise of a Non-qualified stock option or SAR for a period extending beyond the Participant’s employment by the Employer. If no such provisions are set forth in the Option Award Agreement, the provision set forth above in this Section 7 shall apply.

SECTION 8. OTHER STOCK BASED AWARDS

(a) Other Stock Based Awards. The Committee shall have the authority to grant to Participants other types of Awards. Such other types of Awards shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares. Such other types of Awards may be granted either alone or in addition to or in conjunction with other Awards and may be payable in Stock or cash. Without limitation, such Awards may include the issuance of Shares of unrestricted Stock, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise. Such Awards may also include the right to acquire Stock from the Company. Each such Other Stock Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Award or to which such Award shall relate; provided, however, that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of grant of the Award.

(b) Termination of Service. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant.

SECTION 9. CHANGE IN CONTROL OR PUBLIC OFFERING

(a) Accelerated Vesting and Payment.

(i) In General. As part of its discretion with respect to Plan Awards, the Committee may provide in any Award Agreement or in any other agreement between the Company and any Participant that, upon the occurrence of a Change in Control or Public Offering, (i) any or all of the outstanding Options held by such Participant shall vest and be exercisable immediately, and (ii) the Restriction Period on any or all outstanding Restricted Stock and Restricted Stock Units held by such Participant shall lapse immediately. Additionally, the Committee may provide in any Award Agreement or in any other agreement between the Company and any Participant that, upon the occurrence of a Change in Control or Public Offering, (i) each Option held by such Participant shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the excess, if any, of the Fair Market Value over the exercise price for such Option and (ii) each Share of Restricted Stock and each Restricted Stock Unit held by such Participant hall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the Fair Market Value, multiplied by the number of Shares covered by such Award.

(ii) Performance Awards. As part of its discretion with respect to Plan Awards, the Committee may provide in any Award Agreement or in any other agreement between the Company and any Participant that, upon the occurrence of a Change in Control or Public Offering, each outstanding Performance Award shall be canceled in exchange for the payment the Participant would have received if all of the Performance Goals associated with the Performance Award had been satisfied at 100% (or any smaller percentage set by the Committee) of any target level specified for the Performance Award.

(iii) Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash. The Committee may also provide for part or all of any payment to be made in shares or other equity interests in the acquiring company. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, following the Change in Control or Public Offering.

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(b) Termination of Service Prior to Change in Control or Public Offering. In the event that any Change in Control or Public Offering occurs as a result of a transaction that requires the approval of the Company’s shareholders, the following rule shall apply: Any Participant whose Service is involuntarily terminated by an Employer other than for Cause or who undergoes a Qualifying Termination of Employment on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control or Public Offering, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN OR AWARDS

(a) General. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan, or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 10(b), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or in part. No amendment, modification or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.

(b) Adjustment of Awards upon the Occurrence of Certain Events.

(i) Equity Restructurings. If the number of outstanding Shares is increased or decreased, or if the outstanding Shares are changed into or exchanged for a different number or kind of Shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per Share Fair Market Value underlying an Award to change, such as a stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of Shares or securities allocated to Awards that have been granted prior to any such change. Any such adjustment in an outstanding Option or SAR shall be made without change in the aggregate exercise price applicable to the unexercised portion of such Option or SAR but with a corresponding adjustment in the exercise price for each Share or other unit of any security covered by such Option or SAR.

(ii) Reciprocal Transactions. The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction.

(iii) Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of any Award. In case of an Award designed to qualify for the Performance-Based Exception (as defined in Code Section 409A), the Board will take care not to make an adjustment that would disqualify the Award.

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(c) Repricing and Backdating Prohibited. Notwithstanding anything in the Plan to the contrary, and except for the adjustments provided in Section 10(b), neither the Committee nor any other Person may decrease the exercise price for any outstanding Option or SAR after the date of grant nor allow a Participant to surrender an outstanding Option or SAR to the Company as consideration for the grant of a new Option or SAR with a lower exercise price. In addition, the Committee may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Committee takes action to approve such Award. Options and SARs that are “out-of-the-money” may be surrendered and canceled and new Options and SARs issued with an exercise price at Fair Market Value.

SECTION 11. DEFERRALS AND SECTION 409A

Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interest and additional tax under Section 409A of the Code.

SECTION 12. TAXES

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, social security contributions, and Medicare tax contributions that are required by law to be withheld. In the case of payments of Awards in the form of Shares, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Shares or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of Shares whose Fair Market Value equals such amount required to be withheld.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any Person with respect to the tax consequences of any Award.

(c) Participant Responsibilities. If a Participant shall dispose of Shares acquired through exercise of an Incentive Stock Option within either (i) two (2) years after the date the Option is granted or (ii) one (1) year after the date the Option is exercised (i.e., a disqualifying disposition under the Code), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition.

SECTION 13. GENERAL PROVISIONS

(a) Non-transferability of Awards. No Award shall be assignable or transferable other than by will or the laws of descent and distribution; provided that the Committee may permit, on such terms and conditions as it shall establish, a Participant to transfer some or all of an Award to (i) the Participant’s spouse, child, or grandchild (the “Family Members”), (ii) a trust or trusts in which the Family Members have all of the beneficial interest, or (iii) a partnership or limited liability company in which such Family Members are the only partners or members (all such transferees referred to as “Permitted Transferees”). Any such transfer shall be without consideration and shall be irrevocable. No Award so transferred may be subsequently transferred, except by will or applicable laws of descent and distribution. The Committee may create additional conditions and requirements applicable to the transfer of Awards. Following the allowable transfer of a vested Option, such Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately prior to the transfer.

Notwithstanding the foregoing, vested or earned Awards may be transferred without the Committee’s pre-approval if the transfer is made incident to a divorce as required pursuant to the terms of a “domestic relations order” as defined in Section 414(p) of the Code; provided that no such transfer will be allowed with respect to Incentive Stock Options if such transferability would cause the Award to lose its status as an Incentive Stock Option under Code Section 422.

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Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of such Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the Award Agreement and any other agreement or agreements between the Participant and the Company with respect to the Award.

(b) No Right to Employment. The Plan and the issuance of an Award thereunder shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director or Consultant. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.

The Plan shall not be deemed, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment. Participation in the Plan shall not be deemed, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein, in the Award Agreement and in any other agreement or agreements entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing.

(c) No Rights as Shareholder. Subject to the provisions of the Plan and the Participant’s Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any Shares (i) until he or she has become the holder thereof and (ii) if the Shares are for the Company’s Common Stock, until he or she becomes a party to the Sixth Amended and Restated Shareholders Agreement, between the Company and all of the common stock and preferred stock shareholders thereof, dated July 21, 2021, as amended, and/or any subsequent agreements among the shareholders with respect to their ownership of Shares. For clarification, Shares of the Company’s Non-Voting Common Stock are not subject to the requirements of this paragraph with regard to the Shareholder Agreement.

(d) Governing Law; Jurisdiction. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Oklahoma (without reference to the principles of conflicts of law). The United States District Court for the Northern District of Oklahoma or a state court in Tulsa County, Oklahoma shall have exclusive jurisdiction with respect to any dispute arising under the Plan. Venue with respect to any such dispute shall be in Tulsa County, Oklahoma. Each Award under the Plan shall be conditioned on the consent of the Participant to such jurisdiction and venue. The Participant’s consents shall be on behalf of himself or herself and on behalf of any other Person who claims an interest in the Plan when the Award is granted or at any time in the future, by virtue of such Person’s business or personal connections to the Participant.

(e) Construction. The headings and captions herein are provided for reference and convenience only, and shall not be considered part of this Plan, and shall not be employed in the construction of this Plan. Whenever the context may require any words used herein in the masculine, shall be construed in the feminine or neuter form; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

(f) Severability. If any provision of the Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or (ii) would disqualify the Plan, any award agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, such award agreement and such Award will remain in full force and effect.

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(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations.

The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

(h) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or by-laws, by contract, as a matter of law, or otherwise.

(i) No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(j) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(k) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to the Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(l) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to the Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other Person. To the extent any Person holds any rights by virtue of an Award granted under the Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(m) Notification of Plan Rights. If the Committee is notified or otherwise learns that a Plan Participant has died or that the Participant’s service to the Company has otherwise ended, the Committee shall make reasonable efforts to notify the authorized personal representative of the Participant’s estate or the Participant himself or herself, as the case may be, of the Participant’s rights under the Plan.

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